EXHIBIT 99.1
Joint Filing Agreement
     In accordance with Rule 16a-3(j) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of Forms 3, 4 and 5 and all amendments thereto with respect to the units representing limited partner interests in Williams Pipeline Partners L.P. beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated: January 17, 2008	The Williams Companies, Inc.
	By:	/s/ Brian Shore
		Name:	Brian Shore
		Title:	Secretary

Dated: January 17, 2008	Williams Gas Pipeline Company, LLC
	By:	/s/ Brian Shore
		Name:	Brian Shore
		Title:	Secretary

Dated: January 17, 2008	Williams Pipeline Services Company
	By:	/s/ Brian Shore
		Name:	Brian Shore
		Title:	Secretary

Dated: January 17, 2008	Williams Pipeline GP LLC
	By:	/s/ Brian Shore
		Name:	Brian Shore
		Title:	Secretary